EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 16, 2004 relating to the financial statements and financial statement schedule of Kennametal Inc., which appear in Kennametal Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
November 9, 2004